Exhibit 10.25

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

This instrument and the rights and obligations evidenced hereby and any security interests or other liens securing such obligations are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement dated as of August 19, 2014 (as amended, restated, superseded, replaced, succeeded, substituted, supplemented or otherwise modified from time to time in accordance with its terms, the “Subordination Agreement”) among Mevion Medical Systems, Inc. (“Borrower”), Life Sciences Alternative Funding LLC (the “Senior Lender”), and the other parties thereto to all obligations owing by Borrower to Senior Lender (including interest, expenses and fees) as described in the Subordination Agreement. Each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.

MEVION MEDICAL SYSTEMS, INC.

CONVERTIBLE PROMISSORY NOTE

[$AMOUNT]	August 19, 2014

FOR VALUE RECEIVED, Mevion Medical Systems, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [NAME OF INVESTOR] (the “Investor”) the principal amount of [AMOUNT OF NOTE] Dollars ($AMOUNT), plus interest in arrears from and including the date hereof on the principal balance from time to time outstanding, compounded quarterly, at a rate equal to eight percent (8%) per annum, which shall increase to twelve percent (12%) per annum in connection with an Event of Default. Interest shall accrue daily and be calculated on the basis of actual number of days elapsed over a year of 365 days. Notwithstanding any other provision of this Note, the holder hereof does not intend to charge and the Company shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to the Company or credited to reduce principal hereunder.

This Note is one of a series of Notes issued by the Company pursuant to and entitled to the benefits of a certain Note and Warrant Purchase Agreement, dated as of August 19, 2014, among the Company and the persons listed on Schedule I thereto (as the same may be amended or otherwise modified from time to time, hereinafter referred to as the “Purchase Agreement”), and the holder of this Note, by its acceptance hereof, agrees to be bound by the provisions of the

Purchase Agreement, including the amendment and waiver provisions set forth therein. This Note will be registered on the books of the Company or its agent as to principal and interest. Any transfer of this Note will be effected only by surrender of this Note to the Company and reissuance of a new note to the transferee in accordance with the terms herein. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Purchase Agreement.

1.	Maturity. Unless prior converted in accordance with Section 2 or 3, principal and any accrued but unpaid interest under this Note shall be due and payable upon the earlier of (i) the written demand of the holders of Notes representing the Required Vote at any time on or after August 19, 2015 (the “Maturity Date”) and (ii) upon occurrence of an Event of Default pursuant to the terms of Section 9 of the Purchase Agreement (subject to any applicable cure periods).

2.	Automatic Conversion.

(a) Mandatory Conversion of Note. If the Company consummates an equity financing pursuant to a single transaction or series of related transactions, which shall include an initial public offering of the Common Stock, yielding gross proceeds to the Company of at least $17,500,000 (including conversion of the Notes and any other convertible debt securities), prior to the repayment of the Notes (a “Next Qualified Financing”), then the principal and all accrued interest under the Notes shall automatically convert in whole upon the closing of such Qualified Financing, without any further action by the Investor, into shares of the security sold to the investors in such Next Qualified Financing (the “New Security”) at a purchase price equal to eighty percent (80%) of the lowest price per share paid by the investors purchasing such New Security (the “Conversion Price”) in the Next Qualified Financing on the same terms and conditions as provided to such investors. In the case of a conversion provided in this Section 2(a), the Company shall ensure that the Investor is entitled to the full benefit of all rights given by the Company to the investors in such Next Qualified Financing, in proportion to, and applicable to, the Investor’s share of the New Security issued in such Next Qualified Financing, including, without limitation, all applicable registration rights, co-sale rights, rights of first refusal, pre-emptive rights and other similar rights and all such New Securities shall be subject to all of the corresponding restrictions and obligations imposed upon other holders of such securities. The Investor may be required to execute and deliver to the Company a customary purchase agreement, stockholder agreement and any and all other documents or agreements evidencing such rights, preferences, restrictions and obligations with respect to such Next Qualified Financing (the “Financing Documents”). The Company shall not be required to issue a stock certificate to the Investor upon conversion of this Note under this Section 2(a) until such Financing Documents are executed by the Investor.

(b) Cash in Lieu of Fractional Shares. No fractional share or interest of a New Security or Series E Preferred Stock (as defined herein), or scrip representing fractional shares or interests, shall be issued upon conversion of this Note. Instead of any fractional shares or interest of a New Security or Series E Preferred Stock, as the case may be, which would otherwise be issuable upon conversion of such Note, the Company shall pay to the holder of such Note a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Conversion Price with respect to New Securities or $16.06 per share for the Series E Preferred Stock, as applicable.

(c) Cancellation of Note. Upon the conversion of the entire principal amount of the Note and the conversion of the accrued interest thereon, it shall be canceled.

3.	Change of Control. If at any time prior to the conversion or repayment of the Notes, there occurs a Change of Control (as defined below) of the Company, then the principal and accrued interest due under all Notes shall, at the election of the holders of the Notes representing the Required Vote, either: (i) become immediately due and payable in an amount equal to two times (2x) the then-outstanding principal and accrued interest, or (ii) convert immediately prior to the Change of Control into shares of the Company’s Series E Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”), at a purchase price of $16.06 per share.

For purposes of this Note, “Change of Control” means:

(a) any person or entity (a “Person”) other than the Company and its subsidiaries (a “Third Party”), or group of Third Parties acting in concert, gains direct or indirect Control (as defined below) of the Company and its subsidiaries in one transaction or a series of related transactions;

(b) the Company and its subsidiaries, taken as a whole, merges, is consolidated or otherwise combines with any Third Party;

(c) the Company and its subsidiaries, taken as a whole, Transfers (as defined below) more than fifty percent (50%) of their aggregate assets in one transaction or a series of related transactions;

(d) a liquidation, dissolution or winding up of the Company; or

(e) the purchase or acquisition (whether by way of merger, share exchange, consolidation, business combination or similar transaction or otherwise) by any Third Party or group of Persons that are Third Parties, of any of the majority of the outstanding capital stock of the Company in one transaction or a series of related transactions;

provided, however, that any Person set forth on Exhibit A hereto that owns capital stock of the Company shall be deemed not to be a Third Party for purposes of this definition.

“Control” means, with respect to any Person, if another Person directly or indirectly (i) owns or controls more than fifty percent (50%) of the voting securities of such Person, (ii) has the right to issue more than fifty percent (50%) of the votes in a general meeting of such Person, (iii) has the right or power to elect, appoint and/or dismiss a majority of the board of directors or other governing body of such Person, and/or (iv) possesses the power to direct or cause the direction of management and policies of such Person.

“Transfer” means any direct or indirect sale, lease, conveyance, exchange, assignment, disposition, pledge, contribution, license, sublicense, co-promotion agreement, or other form of transfer, whether voluntary or involuntary, in one transaction or a series of related transactions.

4.	Payment Mechanics and Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Investor hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. The Notes shall not be prepaid without the prior written consent of the holders of the Notes representing the Required Vote, and if prepayment is approved, a proportional pari passu payment must be made with respect to all of the Notes then outstanding.

5.	Transfer and Exchange. The Investor may, prior to maturity thereof, surrender such Note at the principal office of the Company for transfer or exchange. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal. Within a reasonable time after notice to the Company from such holder of its intention to make such transfer or exchange and without expense to such holder, except for any transfer or similar tax which may be imposed on the transfer or exchange, the Company shall issue in exchange therefor another note or notes (each, a “Transferee Note”) for the same aggregate principal amount as the unpaid principal amount of the Note so surrendered, having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note so surrendered. Each Transferee Note shall be made payable to such person or persons, or transferees, as the holder of such surrendered Note may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. Interest and principal shall be paid solely to the registered holder of this Note. The Company may elect not to permit a transfer of the Note if it has not obtained satisfactory assurance that such transfer: (a) is exempt from the registration requirements of, or covered by an effective registration statement under, the Securities Act and the rules and regulations thereunder, and (b) is in compliance with all applicable state securities laws, including without limitation receipt of an opinion of counsel for the Investor (or other holder, as the case may be), which opinion shall be reasonably satisfactory to the Company.

6.	New Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note, and in such event the Investor (or other holder, as the case may be) agrees to indemnify and hold harmless the Company in respect of any such lost, stolen, destroyed or mutilated Note.

7.	Expenses of Collection. The Company agrees, subject only to limitations imposed by applicable law, to pay the holder’s reasonable costs in collecting and enforcing this Note, including reasonable attorney’s fees.

8.	Right or Remedy. A right or remedy under this Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

9.	Notice. Any notice required or permitted under this Note shall be in writing (including email or telecopy communications) and shall be deemed to have been given on the date of delivery, if personally delivered to the party to whom notice is to be given, or on the fifth business day after mailing, if mailed to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid or when delivered via confirmed email or telecopy, and addressed as follows:

if to the Company, at

Mevion Medical Systems, Inc.

Attn: Chief Executive Officer

300 Foster Street

Littleton, MA 01460

Fax: (978) 540-1501

Email: joe@mevion.com

with a copy (which shall not constitute notice) to:

Mitchell S. Bloom, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Fax: 617-523-1231

Email: mbloom@goodwinprocter.com

if to the holder, at the most recent address provided to the Company by the holder for such purpose; or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this paragraph.

10.	Successors and Assigns. Subject to the restrictions in the Purchase Agreement, this Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto.

11.	Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Delaware.

12.	Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officer as of the date first above written.

MEVION MEDICAL SYSTEMS, INC.

By:
Name:	Joseph Jachinowski
Title:	Chief Executive Officer

[Note – [Investor]]

EXHIBIT A

EXCEPTIONS TO THE DEFINITION OF THIRD PARTIES

1.	American Shared Hospital Services

2.	CHL Medical Partners III Side Fund, L.P.

3.	CHL Medical Partners III, L.P.

4.	CHLS (Still River) LLC

5.	GC&H Investments, LLC

6.	PE SRS, LLC

7.	ProQuest Investments IV, L.P.

8.	Seneca Capital II LP

9.	Seneca Capital International Ltd

10.	Seneca Capital LP

11.	Venrock Healthcare Capital Partners, L.P.

12.	VHCP Co-Investment Holdings, LLC

13.	Z-3 Investors LLC